NOTE CONTRIBUTION AGREEMENT

THIS NOTE CONTRIBUTION AGREEMENT (this "Agreement") is dated as of the 28th day of February, 2023 and is entered into among **TF NOCA BLU, LLC**, a Delaware limited liability company (the "Company"), **TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC**, a Delaware limited liability company (the "I&G"), **TRILOGY MULTIFAMILY FUND II, LP**, a Delaware limited partnership ("Fund II") and **TRILOGY MULTIFAMILY FUND III, LP**, a Delaware limited partnership ("Fund III") and has reference to the following:

WHEREAS, immediately prior to the execution of this Agreement, I&G was the sole member of the Company;

WHEREAS, prior to the date hereof, Fund II made a loan to the Company in the amount of $5,250,000 as evidenced by a separate Amended and Restated Promissory Note dated September 22, 2022 from the Company in favor of Fund II (the "Fund II Note");

WHEREAS, prior to the date hereof, Fund III made a loan to the Company in the amount of $750,000 as evidenced by a separate Amended and Restated Promissory Note dated September 22, 2022 from the Company in favor of Fund III (the "Fund III Note");

WHEREAS, on the date of this Agreement: (i) the total amount due on the Fund II Note is $5,734,870.00 (the "Fund II Note Balance"); and (ii) the total amount due on the Fund III Note is $819,267.00 (the "Fund III Note Balance");

WHEREAS, pursuant to the terms of this Agreement: (i) Fund II has agreed to contribute the Fund II Note and the Fund II Note Balance into the Company in exchange for being admitted as a member of the Company pursuant to the A&R Operating Agreement (defined below) (the "Fund II Note Contribution"); and (ii) Fund III has agreed to contribute the Fund III Note and the Fund III Note Balance into the Company in exchange for being admitted as a member of the Company pursuant to the A&R Operating Agreement (the "Fund III Note Contribution").

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Fund II, Fund III and I&G (each a "Party" and collectively the "Parties") agree as follows:

1. Fund II Contribution. Fund II hereby contributes the Fund II Note and the attendant Fund II Note Balance into the Company as capital and the Company hereby accepts such contribution. In consideration of the Fund II Contribution, the Company issues to Fund II a direct membership interest in the Company and admits Fund II as a member of the Company. As consideration for the Fund II Contribution, Fund II has been granted a capital account in the Company equal to the Fund II Note Balance. The Parties intend the Fund II Contribution to be accorded tax treatment as a contribution of property into the Company pursuant to IRC Section 721. By virtue of the Fund II Contribution, the Company is no longer obligated to repay the Fund II Note, but Fund II is entitled to the benefits of membership in the Company as set forth in the A&R Operating Agreement.

2. Fund III Contribution. Fund III hereby contributes the Fund III Note and the attendant Fund III Note Balance into the Company as capital and the Company hereby accepts such contribution. In consideration of the Fund III Contribution, the Company issues to Fund III a direct membership interest in the Company and admits Fund III as a member of the Company. As consideration for the Fund III Contribution, Fund III has been granted a capital account in the Company equal to the Fund III Note Balance. The Parties intend the Fund III Contribution to be accorded tax treatment as a contribution of property into the Company pursuant to IRC Section 721. By virtue of the Fund III Contribution, the Company is no longer obligated to repay the Fund III Note, but Fund III is entitled to the benefits of membership in the Company as set forth in the A&R Operating Agreement.

3. A&R Operating Agreement. Concurrent with the execution of this Agreement, Fund II, Fund III and I&G shall execute that certain Amended and Restated Operating Agreement of TF Noca Blu, LLC of even date herewith (the "A&R Agreement"). The A&R Agreement shall evidence: (a) the granting of the membership interests to Fund II in connection with the Fund II Contribution and (b) the granting of the membership interests to Fund III in connection with the Fund III Contribution. Pursuant to the terms of the A&R Operating Agreement, each of Fund II and Fund III shall be admitted as "Class B Members" of the Company.

4. Consent of I&G. By executing this Agreement: (a) I&G consents to the Fund II Contribution and the admission of Fund II as a member of the Company; (b) I&G consents to the Fund III Contribution and the admission of Fund III as a member of the Company; and (c) agrees to execute the A&R Operating Agreement.

5. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. This Agreement and the A&R Operating Agreement constitute the entire agreement of the Parties with respect to the contribution of the Fund II Note and the Fund III Note. No amendment or modification of this Agreement shall be binding upon the parties unless signed by the Parties. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of Delaware. This Agreement may be executed: (i) in any number of counterparts, but all such counterparts shall constitute but one and the same instrument; and (ii) by fax or PDF by scanned email which shall constitute effective execution and delivery for all purposes. If any provision of this Agreement is held to be unenforceable, and if such provision is not essential to the effectuation of the basic purposes of this Agreement, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never been a part of this Agreement.

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[signatures follow on pages S-1 and S-2 immediately following]

IN WITNESS WHEREOF, the undersigned have executed this Note Contribution Agreement as of the date first set forth above.

COMPANY:

TF NOCA BLU, LLC, a Delaware limited liability company

By: ______________________
Sonil Suresh Gehani
President and Chief Executive Officer

I&G:

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC, a Delaware limited liability company

By: Trilogy Multifamily Income & Growth Holdings I Manager, LLC, a Delaware limited liability company, its manager

By: Trilogy Multifamily Income & Growth Partners, LLC, a Delaware limited liability company, its manager

By: TREG Manager, LLC, a Delaware limited liability company, its managing member

By: ______________________
Sonil S. Gehani
Manager

[signatures continued on next page S-2]

FUND II:

TRILOGY MULTIFAMILY FUND II, L.P., a Delaware limited partnership

By: Trilogy Residential Advisors II, LLC, a Delaware limited liability company, its general partner

By: Trilogy Real Estate Investors, LLC, a Delaware limited liability company, its managing member

By: Riani Holdings, LLC, an Illinois limited liability company, its managing member

By: ____________________
Sonil S. Gehani, Manager

FUND III:

TRILOGY MULTIFAMILY FUND III, L.P., a Delaware limited partnership

By: Trilogy Residential Advisors III, LLC, a Delaware limited liability company, its general partner

By: Trilogy Real Estate Investors, LLC, a Delaware limited liability company, its managing member

By: Riani Holdings, LLC, an Illinois limited liability company, its managing member

By: ____________________
Sonil S. Gehani, Manager